Exhibit 99.1

AND TRUST FINANCIAL CORP.

News Release

For Immediate Release

Contact:

C. Harril Whitehurst, Jr.

Executive Vice President and CFO

804-897-3900

hwhitehurst@villagebank.com

VILLAGE BANK AND TRUST FINANCIAL CORP.

SUCCESSFULLY COMPLETES RIGHTS AND STANDBY OFFERINGS

Midlothian, Virginia, March 27, 2015. Village Bank and Trust Financial Corp. (the “Company”) (NASDAQ symbol: VBFC), parent company of Village Bank (the “Bank”), today announced the successful completion of its previously announced rights offering to shareholders (the “Rights Offering”) and concurrent standby offering to Kenneth R. Lehman (the “Standby Offering”), in which the Company issued an aggregate of 1,051,866 shares of common stock (the total number of shares offered) at $13.87 per share for aggregate gross proceeds of $14,589,381 (including the value of the Company’s Series A preferred stock exchanged by Mr. Lehman for shares of common stock of $4,618,813). In connection with the Rights Offering, 283,293 shares were issued to shareholders upon exercise of their basic subscription rights and 191,773 shares were issued to shareholders upon exercise of their oversubscription privileges (approximately 36.9% of the total number of shares requested pursuant to oversubscription privileges). In connection with the Standby Offering, Mr. Lehman purchased an aggregate of 576,800 shares of the Company’s common stock, 333,007 of which were issued in exchange for 9,023 shares of the Company’s Series A preferred stock and 243,793 of which were purchased for cash.

Shares purchased in the Rights Offering will be issued in book entry form. Direct registration system statements for shares purchased in the Rights Offering are expected to be mailed to purchasers on or about April 1, 2015, along with any excess subscription payments. Shareholders who purchased shares in the Rights Offering through their brokerage accounts will receive their purchased shares and any excess subscription payments within their respective accounts as soon as practicable.

President and Chief Executive Officer, William G. Foster, Jr., said, “We are very pleased with the outcome of this rights offering. The participation of our long-time shareholders, customers, employees, executives and directors in the offering was remarkable. We achieved each of our objectives for the offering, including raising $5.0 million to be contributed to the Bank to increase its capital levels, raising in excess of $3.5 million for the holding company for its general needs, and retiring a substantial portion of our Series A Preferred Stock which will reduce future preferred dividend obligations by more than 60%. We are happy to have Ken Lehman invested in the Company. He is a very talented businessman who has an in-depth understanding of our industry, and we are stronger for his involvement. Finally, I want to salute the excellent counsel and execution of our investment bankers at Compass Point Research & Trading and Boenning & Scattergood, our counsel at LeClairRyan and our tax advisors at BDO. I know that is unusual, but it would feel wrong not to acknowledge their work over the last 18 months as we put the pieces in place to get to this point. Now it’s all about executing our strategy to grow our earnings, book value and share price.”

Compass Point Research & Trading, LLC and Boenning & Scattergood, Inc. acted as sales agents for the Company in connection with the Rights Offering. LeClairRyan, A Professional Corporation, acted as legal counsel to the Company in connection with both the Rights Offering and the Standby Offering. Silver, Freedman, Taff & Tiernan LLP acted as legal counsel to Compass Point Research & Trading and Boenning & Scattergood in connection with the Rights Offering.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, expectations and intentions and other statements contained in this release that are not historical facts, and other statements identified by words such as “expects” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects,” or words of similar meaning generally intended to identify forward-looking statements. These forward-looking statements are based on the current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond management’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) adverse governmental or regulatory policies may be enacted; (2) the interest rate environment may compress margins and adversely affect net interest income; (3) results may be adversely affected by continued diversification of assets and adverse changes to credit quality; (4) competition from other financial services companies operating in the Company’s markets could adversely affect operations; (5) an economic slowdown could adversely affect credit quality and loan originations; and (6) social and political conditions such as war, political unrest and terrorism or natural disasters could have unpredictable negative effects on our businesses and the economy. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available on the SEC’s Web site www.sec.gov.